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                                                            EXHIBIT 11
KENAN TRANSPORT COMPANY
Statement Re Computation of Per Share Earnings
(In thousands, except per share data)


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                                                 Three Months Ended       Nine Months Ended
                                                    September 30,           September 30,
                                                --------------------    --------------------
                                                  1998        1997        1998        1997
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

Net income                                       $1,241      $  834      $3,570      $2,620
                                                ============================================

Shares:
Beginning shares outstanding                      2,422       2,395       2,395       2,389

Shares issued under executive incentive plan        --          --           16           6
                                                --------------------------------------------
      Basic shares outstanding                    2,422       2,395       2,411       2,395

Dilutive effect of outstanding options              --          --            1         --
                                                --------------------------------------------
      Diluted shares outstanding                  2,422       2,395       2,412       2,395
                                                ============================================

Basic and diluted earnings per share             $  .51      $  .35      $ 1.48      $ 1.09
                                                ============================================

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